NON-EXECUTIVE BOARD AGREEMENT

THIS NON-EXECUTIVE BOARD AGREEMENT (the “Agreement”) is made effective as of April 6, 2023 (the "Effective Date") by and between Bubblr, Inc., a Wyoming corporation (the "Company"), and Professor Paul Morrissey (the "Director").

RECITALS

A.  Company desires to obtain the services of Director to serve on the Company’s Board of Directors (the “BoD”), and the Director desires to serve on Bod, upon the following terms and conditions.

B.  Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which the Company considers vital to its business and goodwill.

C.  The Proprietary Information may necessarily be communicated to or received by Director in the course of serving on BoD for the Company, and Company desires to obtain the Services of Director only if, in doing so, it can protect its Proprietary Information and goodwill.

D.  Company does not, however, desire to receive from Director, or for Director to either induce the use of or use in connection with the performance of the Services, any information which is confidential to or ownership of which resides in a third party, whether acquired either prior to or subsequent to Director's retention hereunder.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Board of Directors Member. The company hereby retains Director to serve on its BoD. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and terminating upon six (6) months prior written notice delivered by either party to the other for any reason.

Upon any termination of the Services as provided in the preceding sentence, this Agreement shall terminate except that the provisions set forth in Sections 2.b, 4, and 5 of this Agreement shall survive such termination.

2.	Position, Duties, Responsibilities.

a.	Duties. Director shall perform those services (“Services”) as reasonably requested by the Company from time to time it is envisioned that this will be approximately ten days per month. The Director shall devote Director's commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Director shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company.

a.  Independent Contractor; No Conflict. It is understood and agreed, and it is the intention of the parties hereto, that the Director is an independent contractor and not the employee, agent, joint ventures, or partner of Company for any purposes whatsoever. Director is skilled in providing the Services. To the extent necessary, Director shall be solely responsible for any and all taxes related to the receipt of any payment under this Agreement. Director hereby represents, warrants, and covenants that Director has the right, power, and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Director will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Director is now or hereinafter becomes obligated.

3.	Payments, Benefits, Expenses.

a.  Payments. The Company will pay Director for the duties performed by him hereunder by payment of $300,000 (£250,000) per annum (the “Base”), payable in monthly instalments, but currently reduced by 60% to $120,000 (£100,000) per annum until the Company has secured $5 million in debt or equity financing with the 60% being accrued and deferred until that time.

b.  Bonus. The Company may also pay to the Director any amounts deemed reasonable and appropriate by the Company’s Board of Directors at any time, based on the quality and nature of the

Director’s services and the performance of the Company during such period of time. A bonus, if any, shall be determined by the Board at its sole discretion.

c.  Equity. The parties agree that any tax issues or payments that are due to the IRS or comparable foreign entity as a result of the issuance of the equity to Director, are the sole responsibility of Director. Director understands their own obligation to consult with and take his own independent tax advice on the matter.

(a) The Director will be eligible to participate in the Company’s 2022 Incentive Plan (Appendix A), as per the Stock Option Grant detail (Appendix B.)

d.  Health and Other Medical. Director shall be eligible to participate in all Company health, medical, dental, and life insurance plan benefits, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long-Term Disability Plan (the “Plans”). Upon execution of this agreement, the Company will provide Director with reimbursement of the Director’s health and other medical plan insurance premiums with the submission of a proof of payment.

e.  Reimbursement of Expenses. The Company shall, in accordance with its standard policies in effect from time to time, reimburse Director for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company, provided that Director submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

4.	Termination.

a.  General Provisions. Except as otherwise provided in this Article 4, at such time as Director’s Agreement is terminated by the Director or the Company, any and all of the Company’s obligations under this Agreement shall terminate, other than the Company’s obligation to pay Director, the full amount of any unpaid Base and accrued but unpaid benefits, earned by Director pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Director’s employment. The payments to be made under this Section 4 shall be made to Director, or in the event of Director’s death, to such beneficiary as Director may designate in writing to the Company for that purpose, or if Director has not so designated, then to the spouse of Director, or if none is surviving, then to the personal representative of the estate of Director.

b.  Automatic Termination. This Agreement shall be automatically terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 4.c, (b) the Director’s termination pursuant to section 4.d, or (c) the Director’s death.

c.  By the Company. This Agreement may be terminated by the Company upon written notice to the Director upon the first to occur of the following:

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c.  By the Company. This Agreement may be terminated by the Company upon written notice to the Director upon the first to occur of the following:

(1)       Disability. Upon the Director’s Disability (as defined herein). The term “Disability” shall mean, in the sole determination of the Company’s Board, whose determination shall be final and binding, the reasonable likelihood that the Director will be unable to perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either: (i) a continuous period of four months; or (ii) 180 days during any consecutive twelve (12) month period.

(2)      Cause. Upon the Director’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i)	Any violation by Director of any material provision of this Agreement.
(ii)	Embezzlement by Director of funds or property of the Company;

(iii)      a felonious act,

(3)      By the Director. This Agreement may be terminated by the Director upon written notice to the Company upon the first to occur of the following:

(a)      Change in Control. The term “Change in Control” shall be deemed to have occurred at such time as (i) any person or entity (or person or entities which are affiliated or acting as a group or otherwise in concert) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company (other than stockholders which own greater than fifty percent (50%) of the stock of the Company as of the effective date of this Agreement); (ii) the shareholders of the Company approve any merger or consolidation as a result of which its membership interests shall be changed, converted, or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of all or substantially all of the assets or earning power of the Company; or (iii) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were members of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors or the equivalent of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred as a result of the sale or transfer of membership interests of the Company to an employee benefit plan sponsored by the Company or an affiliate thereof or if the new employer offers to employ the Director on substantially the same terms and conditions as set forth in this Agreement (except that the Base shall not be reduced below the then-existing Base).

(b)      Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following: any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Director of duties inconsistent with his position specified in Section 2.01 hereof or any breach by the Company of such Section, which is not cured within 60 days after written notice of same by Director, describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 4.

(c)      Voluntary Termination. Director’s resignation for reasons other than as specified in Section 4.c.(3) (a) and (b) above.

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(c)      Voluntary Termination. Director’s resignation for reasons other than as specified in Section 4.c.(3) (a) and (b) above.

4. Consequences of Termination. Upon any termination of Director’s agreement with Company, except for termination by Company for any reason within three months of the effective date, or for Cause as provided in Section 4. c(2) hereof or for termination by the Director pursuant to Section 4. c(3)(c) hereof, the Director shall be entitled to (a) payment equal to (a) six (6) months’ Base as defined in Section 3(a) (the “Severance”) and (b) retain the benefits set forth in 3(d) for six (6) months. The Severance shall be paid, at Company’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal monthly payments are made. Director expressly acknowledges and agrees that the payment of Severance to Director hereunder shall be liquidated damages for and in full satisfaction of any and all claims Director may have related to or arising out of Director’s termination. Directors right to receive Severance Pay is contingent upon Director not violating any of his ongoing obligations under this Agreement.

(5) Representations. Director represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

4.	Proprietary Information; Work Product; Non-Disclosure.

a.  Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, processes, know-how, algorithms, formulae, franchises, databases, computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company's business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the "Proprietary Information"). Although certain information may be generally known in the relevant industry, the fact that Company uses it may not be so known. In such instance, the knowledge that Company uses the information would comprise Proprietary Information. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

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a.  General Restrictions on Use. Director agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Director's responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Director can show was rightfully in Director's possession at the time of disclosure by Company; (y) information which Director can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

b. Ownership of Work Product. All Work Product shall be considered work(s) made by Director for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Director agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. "Work Product" shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Director's work or delivered by Director in the course of performing that work.

c.   Incidents and Further Assurances. Company may obtain and hold in its own name copyrights, registrations, and other protection. Use of these copyrights, registrations, and other protection are prohibited from use, by the Director.

d. Return of Proprietary Information. Upon termination of this Agreement, Director shall upon request by the Company promptly deliver to Company at Company’s sole cost and expense, all drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in Director's possession or under its control. Notwithstanding the foregoing, Director shall retain ownership of all works owned by Director prior to commencing work for Company hereunder, subject to Company's nonexclusive, perpetual, paid up right and license to use such works in connection with its use of the Services and any Work Product.

e. Remedies/Additional Confidentiality Agreements. Nothing in this Section 4 is intended to limit any remedy of Company under applicable state or federal law. At the request of Company, Director shall also execute Company's standard "Confidentiality Agreement" or similarly named agreement as such agreement is currently applied to and entered into by Company's most recent employees.

5.	Miscellaneous.

a.  Notices. All notices required under this Agreement shall be deemed to have been given or made for all purposes upon receipt of such written notice or communication. Notices to each party shall be sent to the address set forth below the party's signature on the signature page of this Agreement. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner provided above.

b.  Entire Agreement. This Agreement and any documents attached hereto as Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein and supersede and replace any and all prior agreements and understandings, whether oral or written, with respect to such matters. The provisions of this Agreement may be waived, altered, amended, or replaced in whole or in part only upon the written consent of both parties to this Agreement.

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a.  Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

b.  Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming. The venue for any and all disputes arising out of this Agreement shall be the State of Wyoming.

c.  Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4, the damage or imminent damage to the value and the goodwill of Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Company shall be entitled to injunctive relief against Director in the event of any breach or threatened breach of any such provisions by Director, in addition to any other relief (including damages) available to Company under this Agreement or under applicable state or federal law. In the event that the Director accidentally breaches any of the covenants in Section 4, the damage sought shall be limited to the value of the compensation received by the Director from the Company

d.Publicity. The Company shall, with prior written approval by Director, have the right to use the name, biography, and picture of Director on the Company’s website, marketing, and advertising materials.

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IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the Effective Date.

Bubblr, Inc	Board of Directors Member

Signature: /s/ Timothy Burks	Signature: /s/ Paul Morrissey
Name: Timothy Burks	Name: Paul Morrissey
Title: CEO

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